Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form type)

APPLE INC.

(Exact name of Registrant as specified in its charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Apple Inc. Deferred Compensation Plan(1)	Deferred Compensation Obligations		457(h)	$660,000,000.00	100%	$660,000,000.00(2)	$92.70 per million dollars	$61,182.00
	Total Offering Amounts					$660,000,000.00		$61,182.00
	Total Fee Offsets							$—
	Net Fee Due							$61,182.00

(1)

The Deferred Compensation Obligations being registered are general unsecured obligations of Apple Inc. to pay deferred compensation in the future in accordance with the terms of the Apple Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

(2)

Estimated solely for purposes of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon an estimate of the amount of compensation participants may defer under the Deferred Compensation Plan.